                                                                   EXHIBIT 10.42


                               LICENSE AGREEMENT
                               -----------------

      AGREEMENT dated as of May 14, 1997 by and between ELLEN TRACY INC.
("Ellen Tracy"), a New Jersey corporation, with its principal offices located at 575 Seventh Avenue, New York, New York 10018, and GARGOYLES ACQUISITION CORPORATION II (""Licensee"), a Washington corporation and a wholly-owned subsidiary of Gargoyles, Inc., with its principal offices located at 5866 South 194th Street, Kent, Washington 98032, through its Private Eyes Sunglass Division.

                              W I T N E S S E T H:
                              --------------------

      WHEREAS, Ellen Tracy is the owner of the Licensed Properties (as defined in Section 1(c) hereof) and the goodwill associated therewith; and

      WHEREAS, Ellen Tracy is a party to a License Agreement (the "Private Eyes License Agreement") dated as of January 1, 1995 with The Private Eyes Sunglass Corporation ("Private Eyes") pursuant to which Ellen Tracy granted to Private Eyes an exclusive license to use or reproduce certain of the Licensed Properties on certain of the Licensed Articles (as hereinafter defined) in connection with the manufacture, sale and distribution of such Licensed Articles; and

      WHEREAS, Licensee intends to purchase the business of Private Eyes; and

      WHEREAS, Ellen Tracy and Private Eyes have agreed to terminate the Private Eyes License Agreement on the Effective Date (as hereinafter defined); and

      WHEREAS, Ellen Tracy desires to grant to Licensee a license, effective on the Effective Date, to use the Licensed Properties on the Licensed Articles and Licensee desires to be granted such a license.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter set forth, and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

      1.    Definitions. As used in this Agreement:

            (a) "Advertising Materials" means all advertising and promotional materials and all packaging, wrapping and labeling materials and display fixtures for the Licensed Articles (including without limitation, catalogues, trade advertisements, flyers, sales sheets, labels, package inserts, hangtags and displays) which are produced by or for the License and which make use of any of the Licensed Properties.

            (b) "Effective Date" shall have the meaning set forth in Section 2(c) hereof.

            (c) "Licensed Properties" means the names, logos, trademarks and other intellectual properties set forth on Schedule A, attached hereto.

            (d) "Licensed Articles" means the goods or products set forth on Schedule B, attached hereto, whether produced by License or any contract manufacturer pursuant to Section 15 hereof for Licensee, and which bear the Licensed Properties.

            (e) "Licensed Territory" means the world except Japan, Singapore, Taiwan, China, Hong Kong and Thailand.

            (f) "Net Sales Price" means the amount invoiced by Licensee to its retail customers or distributors for Licensed Articles less authorized returns actually received (up to 10%) and customary trade and/or industry discounts. In computing Net Sales Price, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Articles shall be deducted, nor shall any deduction be made for uncollectible accounts. If a sale, transfer or other disposition is made otherwise than at arm's length, including, without limitation, a sale by Licensee to an affiliate of Licensee, the Net Sales Price of such Licensed Articles shall be deemed to be the Net Sales Price of like quantities of like products sold at arm's length.

            (g) "Retail" means better department stores, optical specialty shops, and retailers of eyewear and/or sunglasses within the Licensed Territory and within Licensee's industry including, without limitation, those listed on Schedule C, attached hereto. Such list may be amended from time to time with the mutual written approval of Ellen Tracy and Licensee.

            (h) "Term" shall have the meaning set forth in Section 3(b) hereof.

            (i) "Premiums" means any article used for the purpose of increasing the sale, promoting or publicizing any other product, or any service, including, without limitation, incentives for sales forces and for fund raising, give-aways and entries in sweepstakes.

      2.    Grant of License.

            (a) Grant. Subject to the terms, conditions and limitations set forth in this Agreement, Ellen Tracy hereby grants to Licensee, effective as of the Effective Date, the right, license and privilege, during the Term hereof, to use or reproduce the Licensed Properties solely on the Licensed Articles or in connection with the manufacture, sale and distribution of the Licensed Articles through Retail channels of distribution throughout the Licensed Territory (the "License"). The License shall include the right to use the Licensed Properties to advertise, market and promote the Licensed Articles. Licensee hereby covenants and agrees to use its best efforts to manufacture, distribute, sell, advertise and promote, in accordance with Section 5 hereof, the Licensed Articles in the Territory during the Term.

            (b) Exclusivity. The License granted herein shall be exclusive in the Licensed Territory.

            (c) Effective Date. This Agreement, including the License granted in Section 2(a) above, shall become effective on the date that the purchase by Licensee of the business of Private Eyes is consummated (the "Effective Date").

            (d) Limitations. Licensee shall not sell the Licensed Articles outside the Licensed Territory, or sell to those third parties Licensee knows or has reason to know will sell the Licensed Articles outside the Licensed Territory. The License does not include the right to export any Licensed Articles from the Licensed Territory. The Licensed Articles shall not be used as Premiums, in combination sales, as give-aways, as charitable contributions or disposed of under similar methods of merchandising or other transfer without the prior written consent of Ellen Tracy.

      3.    Term.

            (a) Contract Term. The term (the "Contract Term") of this Agreement shall commence on the Effective Date and shall expire on December 31, 2002, unless sooner terminated in accordance with the terms hereof. Each 12-month period commencing on January 1 during the Term (as hereinafter defined) shall be referred to as an "Annual Period" except that the first Annual Period hereunder shall commence on the Effective Date and shall end on December 31, 1997.

            (b) Renewal. Upon the expiration of the Contract Term, this Agreement shall automatically renew for an additional five (5) years the (the "First Renewal Period"), provided that (i) Licensee is not in breach of any of the terms hereof upon the expiration of the Contract Term, (ii) Licensee has achieved the Projected Annual Sales (as hereinafter defined) and expended the Annual Advertising Amount (as hereinafter defined) for the Annual Period commencing January 1, 2002 and (iii) Ellen Tracy and Licensee shall have agreed to the Projected Annual Sales, Guaranteed Minimum

Royalties (as hereinafter defined), the rate of Actual Royalties (as hereinafter defined), and the Annual Advertising Amount for each Annual Period during the First Renewal Period. Upon the expiration of the First Renewal Period, this Agreement shall automatically renew for an additional five (5) years (the "Second Renewal Period"), provided that (i) Licensee is not in breach of any of the terms hereof upon the expiration of the First Renewal Period, (ii) Licensee has achieved the Projected Annual Sales (as hereinafter defined) and expended the Annual Advertising Amount (as hereinafter defined) for the Annual Period commencing January 1, 2007 and (iii) Ellen Tracy and Licensee shall have agreed to the Projected Annual Sales, Guaranteed Minimum Royalties (as hereinafter defined), the rate of Actual Royalties (as hereinafter defined), and the Annual Advertising Amount for each Annual Period during the Second Renewal Period. The Contract Term, the First Renewal Period and the Second Renewal Period are collectively referred to herein as the "Term."

     4. Royalties. In consideration for the License granted to Licensee hereunder, Licensee agrees to pay the following during the Contract Term:

          (a) Guaranteed Minimum Royalties. Licensee shall pay to Ellen Tracy the following amounts (the "Guaranteed Minimum Royalties") for each Annual Period hereunder which are based on the projected annual sales of Licensed Articles (excluding Close-Outs (as hereinafter defined)) ("Projected Annual Sales") for the respective Annual Periods:

                                                            PROJECTED
FOR ANNUAL PERIOD COMMENCING            AMOUNT            ANNUAL SALES
----------------------------            ------            ------------
Effective Date                          $*                  $[***]**
January 1, 1998                         $[***]              $[***]
January 1, 1999                         $[***]              $[***]
January 1, 2000                         $[***]              $[***]
January 1, 2001                         $[***]              $[***]
January 1, 2002                         $[***]              $[***]

 *The Guaranteed Minimum Royalties for the Annual Period commencing on the Effective Date shall equal $[***] minus the amount paid by Private Eyes as Guaranteed Minimum Royalties under Section 4(a) of the Private Eyes License Agreement during the period between January 1, 1997 and the Effective Date.

**The Projected Annual Sales for the Annual Period commencing on the Effective Date includes the sales made by Private Eyes under the Private Eyes License Agreement during the period between January 1, 1997 and the Effective Date.

The Guaranteed Minimum Royalties for each Annual Period shall be paid in equal quarterly installments in accordance with the provisions of Section 4(c) hereof. The Guaranteed Minimum Royalties shall be considered to be advances against and not in addition to the royalties otherwise payable under Section 4(b) hereof during the same Annual Period but in no event shall the Guaranteed Minimum Royalties be repayable or refundable to Licensee or carried forward to the succeeding Annual Period.

        (b) Actual Royalties. Licensee shall pay to Ellen Tracy, at the times and in the manner set forth in Section 4(c) hereof, a royalty equal to [***] percent ([*]%) of the aggregate Net Sales Price of the Licensed Articles sold during the Term during the period between the Effective Date and December 31, 1997 and seven percent ([*]%) for the remainder of the Contract Term ("Actual Royalties"). All Actual Royalties due to Ellen Tracy shall accrue upon the sale of the Licensed Articles, regardless of the time of collection by the Licensee. For purposes of this Agreement, a Licensed Article shall be considered "sold" as of the date on which such Licensed Article is billed, invoiced, shipped or paid for, whichever event occurs first.

        (c) Statements and Payments. Within thirty (30) days after the close of the calendar quarter in which the initial shipment of any Licensed Articles is made, and thereafter within thirty (30) days after the close of each successive calendar quarter during the Term hereof, Licensee shall furnish to Ellen Tracy complete and accurate statements (the "Quarterly Statements") certified by the President or Chief Financial Officer of Licensee showing in a format provided by or acceptable to Ellen Tracy the number, style description and Net Sales Price of each Licensed Article sold by Licensee during the preceding calendar quarter, together with the list of customer accounts to which such Licensed Articles were sold, the quantity and invoice value of any returns and allowances made during the preceding quarter and the calculation of the Actual Royalties thereon due to Ellen Tracy. The Quarterly Statements also shall include the amount expended, and the manner in which such amount was expended, on advertising during the preceding quarter as required by Section 5(a) hereof. The Quarterly Statements shall be furnished to Ellen Tracy whether or not any Licensed Articles have been sold and whether or not Actual Royalties are due and payable for the preceding calendar quarter. Payment of the greater of (i) the quarterly installment of the Guaranteed Minimum Royalties or (ii) the amount shown on the Quarterly Statements due as Actual Royalties shall accompany the Quarterly Statements; provided, however, that if, in a given quarter, the Actual Royalties exceed the Guaranteed Minimum Royalties and such Actual Royalties are paid for such quarter (the amount of such excess hereinafter the "Overage") then, in those succeeding quarters in which the Guaranteed Minimum Royalties exceed the Actual Royalties, the Overage theretofore paid shall be credited against the Guaranteed Minimum Royalties due for such quarters in an amount equal to the amount by which the Guaranteed Minimum Royalties exceed the Actual Royalties until the Overage is fully credited. All payments shall be made in U.S. dollars. Licensee hereby waives all claims to the refund of any Guaranteed Minimum Royalty or Actual Royalty payments once made, other than claims for refunds of payments for returns of Licensed Articles in subsequent reporting periods for which an adjustment shall be made in the subsequent reporting periods.

          (d) No Waiver. The receipt or acceptance by Ellen Tracy of any of the Quarterly Statements or of any Actual Royalties or Guaranteed Minimum Royalties paid hereunder (or the cashing of any checks evidencing such payments) shall not preclude Ellen Tracy from questioning the correctness thereof at any time, and in the event any inconsistencies, mistakes or errors are discovered in the Quarterly Statements or payments, such mistakes shall be immediately rectified and the appropriate payment made by Licensee.

          (e) Time of Essence; Interest. Time is of the essence with respect to the furnishing of all statements and the making of all payments due hereunder. All amounts payable by Licensee to Ellen Tracy paid more than 30 days after the due date thereof shall bear interest equal to the lower of (i) the maximum rate allowed by law or (ii) 1-1/2% per month, computed from the original due date until paid.

     5.   Amounts Expended for Advertising and Promotion.

          (a) Annual Advertising Amount. Licensee shall expend during each Annual Period during the Term the amounts set forth below for the purposes of advertising the Licensed Articles in various advertising media and for promoting and publicizing the Licensed Articles (hereinafter, the "Annual Advertising Amount"):

FOR ANNUAL PERIOD COMMENCING            AMOUNT
----------------------------            ------
Effective Date                          $    *
January 1, 1998                         $[***]
January 1, 1999                         $[***]
January 1, 2000                         $[***]
January 1, 2001                         $[***]
January 1, 2002                         $[***]

*The Annual Advertising Amount for the Annual Period commencing on the Effective Date shall equal [$******] minus the amount expended by Private Eyes under Section 5(a) of the Private Eyes License Agreement for the period between January 1, 1997 and the Effective Date.

At least 50% of the Annual Advertising Amount shall be spent by Licensee on national advertising. Advertisements in national catalogues (other than advertisements included in Sunglass Hut catalogues) shall not be deemed to be national advertising and any amounts expended for advertising in such catalogues shall not be included in the National Advertising Amount. Licensee shall utilize Ellen Tracy's advertising agency, Ziccardi & Partners (the "Advertising Agency"), for all national advertising. All such national advertising shall be approved in advanced by Ellen Tracy. If Licensee fails to spend at least 50% of the Annual Advertising Amount on national advertising, within 30 days following the end of the Annual Period Licensee shall pay directly to Ellen Tracy such unspent portion and Ellen Tracy shall expend such amount on national advertising.

          (b) Budgets. Not later than 30 days prior to the end of each calendar six-month period during the Term hereof, Licensee shall send Ellen Tracy the advertising budget and plan for the succeeding six-month period; provided, however, that Licensee shall submit to Ellen Tracy the advertising budget and plan for the first six-month period of the first Annual Period as soon as practicable following execution hereof. Such advertising budget must be approved in writing by Ellen Tracy within 20 days prior to the commencement of the succeeding six-month period.

          (c) Cooperative Advertising. The portion of any cooperative advertising paid by stores or expenses for packaging shall not be deemed to be amounts expended on advertising by Licensee for purposes of this Agreement.

          (d) Use of Licensed Properties. The Licensed Properties alone shall be used in advertising and promotion. No other trademark or trade name, including Licensee's own trademark or trade name, may be associated with the Licensed Properties; provided, however, that Licensee may use its name in trade advertising with the prior written approval of Ellen Tracy, which shall not be unreasonably withheld.

          (e) Failure to Expend Annual Advertising Amount. If Licensee shall for any two consecutive Annual Periods during the Term hereof fail to spend the Annual Advertising Amount for such two Annual Periods, then Licensee shall remit to Ellen Tracy, within 60 days after the end of such second Annual Period, the difference between the actual dollars spent for advertising during such two Annual Periods and the aggregate Annual Advertising Amounts for such two Annual Periods. Ellen Tracy shall expend such amounts on advertising of the Licensed Articles.

          (f) Documentation. During the Term hereof, Licensee shall provide Ellen Tracy with any documentation and records satisfactory to Ellen Tracy, including paid invoices, receipts of payment and tear sheets or photocopies, which demonstrate that Licensee has expended the sums set forth in this Section 5 on advertising as and in the manner required by this Section 5. Such documentation shall be provided to Ellen Tracy quarterly together with the Quarterly Statements.

          (g) Quality of Advertising. Licensee shall use its best efforts to ensure that all advertising produced by Licensee or Licensee's designees hereunder shall be of the highest caliber.

          (h) Audit. Licensee's expenditures for advertising and promotion shall be subject to audit by Ellen Tracy in accordance with Section 7 hereof.

     6.  Showroom: Sales Offices; Monitoring.

          (a) Showroom. Licensee shall maintain a showroom in New York City in which Licensee shall display and market the Licensed Articles in a separate, segregated area. In such separate, segregated area, only Licensed Articles shall be displayed. Licensee shall ensure that the showroom is adequately staffed.

                (b) Sales Offices. Licensee shall ensure that any sales offices through which Licensed Articles are distributed and sold are adequately staffed.

                (c) Monitoring. From time to time senior personnel of Licensee shall, as reasonably required, visit Retail locations where the Licensed Articles are sold to ensure that the Licensed Articles are being displayed and merchandised in accordance with the highest standards.

        7. Books and Records: Audit. Licensee shall keep accurate books of account and records at its principal place of business covering all transactions relating to the License granted hereunder. Ellen Tracy and Ellen Tracy's duly authorized representatives shall have the right during regular business hours upon five business days' notice to examine said books of account and records and all other documents and material in the possession or under control of Licensee with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto to make copies and extracts thereof. In order to facilitate inspection by Ellen Tracy or Ellen Tracy's representatives, Licensee shall maintain books and records concerning the Licensed Articles separately from the books and records of goods which are not licensed hereunder. Within 30 days of a demand by Ellen Tracy, Licensee, at Ellen Tracy's expense (except as provided below), shall furnish to Ellen Tracy a detailed statement by an independent certified accountant showing pricing information and the number and description of the Licensed Articles shipped and/or sold by Licensee up to the date of Ellen Tracy's demand. If any audit discloses that Licensee owes Actual Royalties to Ellen Tracy in excess of 2% of those previously paid, Licensee shall pay, in addition to such deficiency, the cost of such examination and collection. If any audit discloses that Licensee owes Actual Royalties to Ellen Tracy in an amount in excess of 5% of the Actual Royalties previously paid, then, in addition to any and all other remedies that Ellen Tracy may have hereunder, Ellen Tracy shall have the right to terminate this Agreement upon written notice to Licensee. All books of account and records shall be kept available for at least three years after the expiration of the Term or earlier termination of this Agreement. At least 90 days prior to the destruction of any such books of account or records, Licensee shall provide Ellen Tracy with a "Notice of Intent to Destroy" and upon the request of Ellen Tracy, all such books or records shall be delivered to Ellen Tracy. All information obtained by Ellen Tracy and its representatives pursuant to this Section 7 shall be kept confidential except as may be necessary to enforce Ellen Tracy's rights pursuant to this Agreement.

     8.   Quality Control/Approval Process.

          (a) Number of Lines. Ellen Tracy and Licensee agree that one line of sunglasses shall be developed, manufactured and sold per Annual Period. Such line shall be available for line release in July or August of each Annual Period, it being acknowledged that Licensee may add certain items to the line through November of each such Annual Period. Two optical lines shall be developed, manufactured and sold during each Annual Period. Such lines shall be available for line release from March to April and from September to November, respectively, during each Annual Period.

          (b) General. Licensee shall comply with all reasonable procedures consistent herewith which Ellen Tracy may from time to time adopt and give to Licensee in writing regarding Ellen Tracy's approval of Licensed Articles and Advertising Materials which Licensee proposes to manufacture, sell, or use under this Agreement.

          (c) Research and Development. Licensee covenants and agrees that it will research and develop new designs (shapes) and materials representative of the eyewear industry and suitable for the marketing direction of the Licensed Articles and that it will research new sources for production of the Licensed Articles so as to assure that during the Term hereof the Licensed Articles shall maintain a standard of high fashion.

            (d) Preliminary Activities. Licensee shall designate at least one individual employed by Licensee (the "Designer") who shall have principal responsibility for the design of each line of the Licensed Articles for each season. The Designer shall devote a substantial portion of his or her working hours to the design of the Licensed Articles. Ellen Tracy shall have the right, once each Annual Period for the sunglass line, and twice each Annual Period for the optical line, to call a meeting (each, a "Design Meeting") with Licensee to commence the design of each line. At such meeting, the Designer shall consult with Ellen Tracy as to proposed concepts, styles, colors, and attitude of such line, discuss future trends in the eyewear industry, the competitive market direction of the eyewear industry, and other issues deemed relevant by Ellen Tracy. At such meeting, the Designer shall advise Ellen Tracy of all of the latest developments in design and materials in the eyewear industry and shall submit prototypes of proposed designs (shapes) and discuss color direction. In order to present a representative seasonal collection, Licensee shall submit to Ellen Tracy a sufficient number of designs for each category of Licensed Articles set forth on Schedule B and Licensee shall manufacture sufficient quantities of Licensed Articles from each such category so that each seasonal collection is well-balanced.

            (e) Approval of Licensed Articles. At each Design Meeting, Ellen Tracy will, from the prototypes presented, indicate its selection and approval for each of the designs (shapes) that Licensee will produce for the next season. Licensee will note priorities for any designs (shapes) -- i.e., selected designs, requested revisions to designs, and rejected designs. Following such meeting, Licensee will reconfirm or alter for production purposes any prototypes to comply with

Ellen Tracy's approval requests. If any designs cannot be altered or produced according to Ellen Tracy's specifications, Licensee shall inform Ellen Tracy.

            Immediately thereafter, Licensee will authorize the start of tooling, secure production space, and order raw materials needed to manufacture each prototype into samples and production. Once the tooling process and raw material ordering has begun, Ellen Tracy acknowledges that it cannot request any changes to the designs it has selected. Licensee will then make all other arrangements to attempt to insure that the production of each of the Licensed Articles proceeds in a timely manner. Within 30 days following such meeting, Licensee shall submit to Ellen Tracy photographs and/or sketches of prototypes which shall be updated after the Licensed Articles have received final approval. The parties acknowledge that thereafter further meetings between them may be necessary from time to time to resolve any manufacturing complications or other design related problems that may arise. At least five business days prior to the line release date, Licensee shall submit to Ellen Tracy for final review and approval one sample of each Licensed Article showing the exact form, finish, quality and color of such Licensed Article.

            Licensee shall comply with all of the foregoing approval steps for each Licensed Article, unless by prior written notice from Ellen Tracy it is exempted from any such step with respect to a specific Licensed Article.

            (f) Approval of Advertising Materials. With respect to each different item of Advertising Material which Licensee (or any party acting on its behalf) proposes to produce and use under this Agreement, Licensee shall submit to Ellen Tracy and/or the Advertising Agency for review and approval the following materials, in the order stated:

                 (i) proposed written copy for the item of Advertising Material, with attached rough art showing how the Licensed Properties will be used in connection with the copy;

                    (ii) final copy for the item, with finished "lift" art, showing the use of the Licensed Properties;

                    (iii) finished "mechanicals" for the item; and

                    (iv) a final printed sample of the item, where feasible (as, for example, in the case of labels, hangtags, printed brochures, catalogues, and the like).

            Licensee shall be required to comply with all of the foregoing approval steps for each item of Advertising Material, obtaining written approval within 10 business days after receipt from Ellen Tracy and/or the Advertising Agency at each step of the procedure, unless by prior written notice from Ellen Tracy and/or the Advertising Agency it is exempted from any such step with respect to a specific item of Advertising Material. With respect to those kinds of Advertising Materials (such as print media advertisements, catalogues, promotional flyers, and the like) which Licensee proposes to use for the purpose of advertising and promoting the Licensed Articles to the general public, Licensee, when submitting such Advertising Materials to Ellen Tracy and/or the Advertising Agency for approval, shall describe the proposed uses of the Advertising Agency (including the media to be used in exploiting the same) and the duration of such proposed uses. In such cases, approval of the Advertising Materials by Ellen Tracy and/or the Advertising Agency shall extend only to those proposed uses, durations of use, etc., described in Licensee's submissions. Licensee will submit further uses and durations of use as in the above provided manner.

            (g) Approval Standards. Ellen Tracy shall have the right to disapprove any materials under Sections 8(d), 8(e) and 8(f) and request changes thereto if it determines, in its sole discretion, that the materials in question would impair the value and goodwill associated with the Licensed Properties and/or Ellen Tracy's licensing program.

            (h) Time for Approval. Ellen Tracy agrees to use reasonable efforts to notify Licensee in writing of approval or disapproval by Ellen Tracy of any materials submitted to Ellen Tracy under Sections 8(d), 8(e) and 8(f) within 10 business days after Ellen Tracy's receipt of such materials.

      9.    Warranty of Quality; Maintenance of Quality of Licensed Articles

            (a) Warranty of Quality. License warrants that the Licensed Articles will be of good quality in design, material and workmanship and will be suitable or their intended purpose; that no injurious, deleterious or toxic substances will be used in or on the Licensed Articles; that the Licensed Articles will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Articles will be manufactured, sold and distributed in strict compliance with all applicable laws and regulations.

            (b) Maintenance of Quality. Licensee agrees to maintain the quality of Licensed Articles manufactured under this Agreement up to the specifications, quality and finish of the production sample of such Licensed Article approved by Ellen Tracy under Sections 8(c), 8(d) and 8(e), and agrees not to change the Licensed Article in any respect or to make any change in the artwork for the Licensed Article without first submitting to Ellen Tracy samples showing such proposed changes and obtaining written approval of such samples from Ellen Tracy. From time to time after it has commenced manufacturing the Licensed Articles, Licensee, upon request from Ellen Tracy, shall furnish free of charge to Ellen Tracy a reasonable number of random production samples of any Licensed Article specified by Ellen Tracy in its request.

      10. Prohibition Against Manufacture Sale or Use of Unapproved Licensed Articles or Advertising Materials. Licensee shall not have the right to manufacture, offer for sale, distribute, sell or use any Licensed Article or item of Advertising Material unless it has complied with all of the approval procedures and requirements set forth in Section 8 with respect to such Licensed Article or item of Advertising Material, and has obtained prior written approval of such Licensed Article or item of Advertising Material by Ellen Tracy.

      11.   Close-outs.

            (a)   Definitions.

                  (i) "Samples" are Licensed Articles which are trial productions which are never part of the line.

                  (ii) "Close-Outs" are Licensed Articles sold which are part of a collection or line which Licensee is unable to market through Retail channels of distribution and which are sold at reduced prices.

            (b) GENERAL. Licensee may sell Close-Outs of Licensed Articles pursuant to the terms set forth in this Section 11(b). Upon the execution hereof, Licensee shall submit to Ellen Tracy a list of stores through which Licensee is selling Close-Outs, and Licensee shall update such list every six months. Ellen Tracy shall have the right to approve such stores, which approval shall not be unreasonably withheld. Records as to sales of Close-Outs shall be provided by Licensee to Ellen Tracy in accordance with Section 7 hereof. Licensee hereby covenants and agrees to use its best efforts to comply with all federal, state and local laws, rules and regulations relating to sales made on a consignment basis.

            (c) Royalties; Records. During each Annual Period hereunder, for sales (including consignment) of Close-Outs up to fifteen percent (15%) of the aggregate net sales of Licensed Articles during such Annual Period, Licensee shall pay to Ellen Tracy Actual Royalties on such Close-Outs at the rate of fifty percent (50%) of the otherwise applicable royalty rate. For all sales of Close-Outs in excess of fifteen percent (15%) of the aggregate net sales of Licensed Articles during such Annual Period, Licensee shall pay to Ellen Tracy Actual Royalties at the rate set forth in Section 4(b) hereof. Royalties due on Close-Outs shall be paid at the same time and in the same manner as set forth in Section 4(c) hereof.

     12.  Licensed Properties Rights and Obligations.

          (a) General. All uses of the Licensed Properties hereunder shall inure to Ellen Tracy's benefit. Licensee acknowledges that Ellen Tracy is the exclusive owner of all the Licensed Properties and of any trademark incorporating all or any part of any Licensed Property and the trademark rights created by such uses. All ideas, designs and suggestions submitted or approved by Ellen Tracy and incorporated in a collection of Licensed Articles shall be deemed to be and shall remain the sole and exclusive property of Ellen Tracy, except to the extent, if any, that the same are in the public domain, and Licensee hereby agrees not to use or incorporate for use any such ideas and designs in products manufactured or sold by Licensee, directly or indirectly, other than the Licensed Articles, nor to sell to any third party or disclose the same except through the promotion and sale of Licensed Articles hereunder; provided, however, that Licensee shall be free to manufacture or have manufactured, and to market and distribute, products similar to the Licensed Articles in accordance with Section 21 hereof. Without limiting the foregoing, Licensee hereby assigns to Ellen Tracy any trademark incorporating all or any part of any Licensed Property and the trademark rights created by such uses together with the goodwill attaching to that part of the business in connection with which such Licensed Properties or trademarks are used. Licensee agrees to execute and deliver to Ellen Tracy such documents as are required to register Licensee as a registered user or permitted user of the Licensed Properties or such trademarks and to follow Ellen Tracy's instructions for proper use thereof in order that protection and/or registrations for the Licensed Properties and such trademarks may be obtained or maintained.

          (b) Prohibitions. Licensee agrees not to use any Licensed Properties or any trademark incorporating all or any part of any Licensed Properties on any business sign, business cards, stationery or forms (except as licensed herein) or to use any Licensed Properties, as the name of Licensee's business or any division thereof, unless otherwise agreed by Ellen Tracy in writing.

     13. Registrations. Except with the written consent of Ellen Tracy, neither Licensee, its parent or any subsidiary of Licensee shall register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design or business designation, any of the Licensed Properties or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Ellen Tracy or any subsidiary of Ellen Tracy. In the event of breach of the foregoing, Licensee agrees, at Licensee's expense and Ellen Tracy's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to Ellen Tracy such assignments and other documents as Ellen Tracy may require to transfer to Ellen Tracy all rights to the registrations, patents or applications involved.

     14.  Unauthorized Use of Licensed Materials.

          (a) No Unauthorized Use. Licensee shall not use the Licensed Properties or any other material the copyright to which is owned by Ellen Tracy in any way other than as herein authorized (or as is authorized in such other written contract signed by Ellen Tracy and Licensee as may be in effect between such parties). In addition to any other remedy Ellen Tracy may have, Licensee agrees that the profits from any use thereof on products other than the Licensed Articles (unless authorized by Ellen Tracy in writing), and all profits from the use of any other copyrighted material of Ellen Tracy without written authorization, shall be payable to Ellen Tracy.

     (b) Notice of Unauthorized Use. Licensee shall give to Ellen Tracy prompt written notice of any unauthorized use by third parties of Licensed Properties and Licensee shall not, without written consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Properties. Licensee agrees to cooperate with Ellen Tracy at no expense to Licensee, and, if necessary, to be named by Ellen Tracy as a sole complainant or co-complainant in any action against an infringer of the Licensed Properties and Licensee agrees to pay to Ellen Tracy all or any part of damages or other monetary relief recovered in such action other than for reasonable expenses incurred at Ellen Tracy's request.

     15.  Manufacturing Code of Conduct; Sublicensing; Third Party
          Manufacturers.

          (a) Manufacturing Code of Conduct. Licensee hereby agrees to comply with the Ellen Tracy Manufacturing Code of Conduct attached hereto as Exhibit A and made a part hereof.

          (b) Sublicensing. Licensee shall not have the right to sublicense any of the rights granted to it under this Agreement except with Ellen Tracy's prior written consent.

          (c) Agreements with Third-Party Manufacturers. If Licensee at any time desires to have Licensed Articles or components thereof manufactured by a third party, Licensee shall, as a condition to the continuation of this Agreement, notify Ellen Tracy of the name and address of such manufacturer and Licensee shall ensure that any such third-party manufacturer complies with the Ellen tracy Manufacturing Code of Conduct attached hereto as Exhibit A.

          (d) Unauthorized Use by Third-Party Manufacturers. If any third-party manufacturer utilizes Licensed Properties for any unauthorized purpose, Licensee shall cooperate fully in bringing such utilization to an immediate halt.

     16.  Indemnification.

          (a) By Licensee. License shall indemnify Ellen Tracy during and after the Term against all claims, liabilities (including settlements entered into in good faith with Licensee's consent, not to be unreasonably withheld) and expenses (including reasonable attorneys' fees) arising out of Licensee's activities hereunder or out of any defect (whether obvious or hidden and whether or not present in any sample approved by Ellen Tracy) in any Licensed Article or arising from personal injury or any infringement of any rights of any other person by the manufacture, production, sale, distribution, possession or use of Licensed Articles or their failure to comply with applicable laws, regulations and standards. The parties indemnified hereunder shall include Ellen Tracy, any parent company, subsidiary or affiliate of Ellen Tracy, and their officers, directors, employees and agents. The indemnity shall not apply to any claim or liability relating to any infringement of the copyright of a third party caused by Licensee's utilization of the Licensed Properties in accordance with provisions hereof.

          (b) Prior Rights. No warranty or indemnity is given with respect to any liability or expense arising from any claim that use of the Licensed Properties or the trademarks on or in connection with the Licensed Articles hereunder or any packaging, advertising or promotional material infringes on any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired from Ellen Tracy. It is expressly agreed that it is Licensee's responsibility or carry out such investigations as Licensee may deem appropriate to establish that the Licensed Articles, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Properties therewith, do not infringe such right of any third party, and Ellen Tracy shall not be liable to Licensee if such infringement occurs.

        17. Insurance. Licensee shall maintain in full force and effect at all times while this Agreement is in effect and for three years thereafter comprehensive general and commercial liability insurance, including broad form contractual and products liability coverage waiving subrogation, with combined single limits of no less than $3,000,000.00, with a deductible of no more than $25,000 and naming as additional insured those indemnified in Section 16(a) hereof. Licensee shall deliver to Ellen Tracy a certificate or certificates of insurance evidencing satisfactory coverage and indicating that Ellen Tracy shall receive written notice of cancellation, non-renewal or of any material change in coverage at least thirty (30) days prior to the effective date hereof. Licensee's insurance shall be carried by an insurer with a BEST rating of B + V. Compliance herewith in no way limits Licensee's indemnity obligations, except to the extent that Licensee's insurance company actually pays Ellen Tracy amounts which Licensee would otherwise pay Ellen Tracy. Licensee shall take all necessary steps to ensure that the insurer has no right of subrogation against the Ellen Tracy.

        18. Withdrawal of Licensed Material. Licensee agrees that Ellen Tracy may, without obligation to Licensee other than to give Licensee written notice thereof, withdraw from the scope of this Agreement any Licensed Properties which within six months from the commencement of the Term of this Agreement, is not being used on or in connection with Licensed Articles. Ellen Tracy may also withdraw any Licensed Properties or Licensed Articles the use or sale of which under this Agreement would infringe or reasonably be claimed to infringe the rights, other than rights granted by Ellen Tracy, of a third party, in which case Ellen Tracy's obligations to Licensee shall be limited to the purchase at cost of Licensed Articles and other materials utilizing such withdrawn Licensed Properties which cannot be sold or used.

        19. Termination. Without prejudice to any other right or remedy available to Ellen Tracy:

          (a) Default; Breach. If Licensee fails to manufacture, sell and distribute the Licensed Articles or to furnish statements and pay Actual Royalties and Guaranteed Minimum Royalties as herein provided, or if Licensee breaches the terms of this Agreement, including, without limitation, the terms of Section 5 and Section 11 hereof, and if any such failure is not corrected within 30 days after Ellen Tracy sends Licensee written notice setting forth the nature of the failure and/or breach, Ellen Tracy shall have the right at any time to terminate this Agreement by giving Licensee a written notice of termination.

          (b) Immediate Termination. Ellen Tracy shall have the right at any time to terminate this Agreement forthwith by giving Licensee written notice thereof if:

               (i) Licensee delivers to any customer without Ellen Tracy's written authorization merchandise containing representations of Licensed Properties or other material the copyright or other proprietary rights to which are owned by Ellen Tracy other than Licensed Articles listed herein and approved in accordance with Sections 8(b), 8(c) and 8(d);

               (ii) Licensee delivers Licensed Articles outside the Territory or knowingly sells Licensed Articles to a third party for delivery outside the Territory unless pursuant to a written distribution permission or separate written license agreements with Ellen Tracy or any subsidiary of Ellen Tracy.

               (iii) a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which Ellen Tracy has previously given Licensee two (2) written notices;

               (iv) Licensee breaches any material term of any other license agreement between Ellen Tracy and Licensee, and Ellen Tracy terminates such agreement for cause;

               (v) Licensee shall make assignment for the benefit of creditors, or files a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term; or

               (vi) Licensee is not permitted or is unable to operate its business in the usual manner, or is not permitted, or is unable to provide Ellen Tracy with assurance satisfactory to Ellen Tracy that Licensee will so operate its business, as debtor in possession or its equivalent, or is not permitted, or is unable to otherwise meet its obligations under this Agreement or to provide Ellen Tracy with assurance satisfactory to Ellen Tracy that Licensee will meet such obligations.

          (c) Termination by Licensee. If Ellen Tracy makes an assignment for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or becomes insolvent or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term, Licensee shall have the right to terminate this Agreement on notice to Ellen Tracy.

     20.  Rights and Obligations Upon Expiration or Termination.

          (a) Sell-Off Period. Upon the expiration or termination of this Agreement, all rights herein granted to Licensee shall revert to Ellen Tracy, and Ellen Tracy shall be entitled to retain all Actual Royalties and Guaranteed Minimum Royalties and other things of value paid or delivered to Ellen Tracy. Licensee agrees that from the expiration or termination of this Agreement Licensee shall neither manufacture nor have manufactured for Licensee any Licensed Articles, that Licensee will deliver to Ellen Tracy any and all artwork which may have been used or created by Licensee in connection with this Agreement, that Licensee will at Ellen Tracy's option either sell to Ellen Tracy at cost or destroy or efface any molds, plates and other items used to reproduce

Licensed Properties and that, subject as hereinafter provided, Licensee will cease selling Licensed Articles. If Licensee has any unsold Licensed Articles in inventory on the expiration or termination date, Licensee shall provide Ellen Tracy with a full statement of the kinds and numbers of such unsold Licensed Articles and shall thereupon, but only if such statement has been provided to Ellen Tracy and if Licensee has fully complied with the terms of this Agreement including the payment of all Actual Royalties and Guaranteed Minimum Royalties due, have the right for a limited period of 120 days from such expiration or earlier termination date to sell off and deliver such Licensed Articles or, at the option of Ellen Tracy resell such Licensed Articles to Ellen Tracy at cost. Licensee shall furnish Ellen Tracy with statements covering such sales and pay Ellen Tracy Actual Royalties in respect of such sales. Except as otherwise agreed by the parties in writing, any inventory of Licensed Articles in Licensee's possession or control after the expiration or termination hereof and of any sell-off period granted hereunder shall be destroyed or all Licensed Properties removed or obliterated therefrom.

          (b) Final Quarter. During the three-month period immediately preceding the expiration of the Contract Term (if the Agreement is not renewed) or the Renewal Period (hereinafter, the "Final Quarter"), Licensee shall not have on hand (i) an inventory of Licensed Articles in excess of the inventory of such Licensed Articles in its possession during the three-month period immediately preceding the Final Quarter, or (ii) an inventory of uncut piece goods or unfinished Licensed Articles greater than Licensee shall be able to manufacture into finished Licensed Articles and sell in accordance with the terms of this Agreement during the Final Quarter. The intent of this provision is to facilitate the orderly disposition of Licensee's inventory of Licensed Articles upon expiration of this Agreement.

     21. Other Fashion Designer; Competing Products. During the Term, Licensee shall not enter into a license agreement with any other competing fashion designers in the bridge market for the manufacture, sale or distribution of articles similar to the Licensed Articles without the prior written consent of Ellen Tracy. Licensee covenants and agrees that during the Term it shall not enter into any licensing contract or renewal or undertaking for the manufacture and distribution in the Territory of products that are identical to or not noticeably distinguishable from the Licensed Articles or marketed in such manner as to be confused with the Licensed Articles.

     22.  Representations, Warranties and Covenants.

          (a) By Ellen Tracy. Ellen Tracy hereby represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and that it is the beneficial owner of the Licensed Properties and the trademark registrations therefor.

          (b) By Licensee. Licensee hereby represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensee covenants and agrees to comply with all laws, rules, regulations, ordinances and treaties relating to the manufacture, distribution and sale of the Licensed Articles throughout the Licensed Territory as contemplated hereby.

     23. Waivers. A waiver by either party at any time of a breach of any provision of this Agreement shall not apply to any breach of any other provision of this Agreement or imply that a breach of the same provision at any other time has been or will be waived or that this Agreement has been in any way amended, nor shall any failure by either party to object to conduct of the other be deemed to waive such party's right to claim that a repetition of such conduct is a breach hereof.

     24. Purchase of Licensed Articles by Ellen Tracy. If Ellen Tracy wishes to purchase Licensed Articles, Licensee agrees to sell such Licensed Articles to Ellen Tracy or any subsidiary of Ellen Tracy at as low a price as Licensee charges for similar quantities sold to regular customers and to pay Ellen Tracy Actual Royalties on any such sales.

     25. Non-Assignability. Licensee shall not voluntarily or by operation of law assign, sub-license, encumber or otherwise dispose of all or any part of its interest in this Agreement without Ellen Tracy's prior written consent which shall not be unreasonably withheld. Any attempted assignment, sub-license, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement.

     26. Relationship. This Agreement does not provide for a joint venture, partnership, agency or employment relationship between the Ellen Tracy and Licensee.

     27. Headings. Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

     28. Modifications or Extensions of this Agreement. Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties.

     29. Notices. All notices and statements required hereunder shall be in writing and shall be sent by hand delivery, prepaid telex, cable or telecopy, or by registered or certified mail (postage prepaid and return receipt requested) or by reputable overnight courier or express mail to the addresses set forth below unless notification of a change of address is given in writing. Notice shall be deemed effective when so personally delivered, telexed, cabled or telecopied, or if mailed, two business days following the date the notice is mailed (one business day in the case of express mail or overnight courier services).

     All Quarterly Statements and Payments to:

          Ellen Tracy Inc.
          165 Polito Avenue
          Lyndhurst, New Jersey 07071
          Attention: Mr. Yoram Arieven

     All other notices to Ellen Tracy to:

          Ellen Tracy Inc.
          575 Seventh Avenue
          New York, New York 10018
          Attention: Mr. Howard Rosenberger

     If to Licensee, to:

          Gargoyles, Inc.
          5866 South 194th Street
          Kent, Washington 98032
          Attention: Mr. Douglas B. Hauff

     30. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any pre-existing agreement and any oral or written communications between the parties.

     31. Choice of Law and Forum. This Agreement shall be deemed to be entered into in New York and shall be governed and interpreted according to the laws of the State of New York. Any legal actions pertaining to this Agreement shall be commenced within the State of New York. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred therein.

     32. Force Majeure. Neither party shall be responsible for failure to perform hereunder or for any loss or damage (including indirect of consequential damage) due to causes beyond its reasonable control, including, without limitation, governmental requirements, inability to obtain required export licenses, work stoppages, fire, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements, inability to secure equipment, raw materials or transport, acts of God or similar occurrences.

     IN WITNESS WHEREOF, the parties hereunto have signed this Agreement as of the date first written above.


                                        ELLEN TRACY INC.

                                        By: /s/ HOWARD ROSENBERGER
                                           ----------------------------
                                        Title: Vice President


                                        GARGOYLES, INC.

                                        By: /s/ DOUGLAS B. HAUFF
                                           ----------------------------
                                        Title: President/CEO

                                   SCHEDULE A

                              Licensed Properties

Trademark
---------

"Ellen Tracy"

"Linda Allard"

"Linda Allard for Ellen Tracy"

"Company Ellen Tracy"

                                   SCHEDULE B

                               Licensed Articles

- Eyeglasses

- Sunglasses

- Readers

- Optical Frames

- Eyewear Cases, including without limitation, soft cases and hard cases

- Eyewear Accessories, including without limitation, eyewear cords and chains

                                   SCHEDULE C

                             List of Retail Stores

Retail Stores
-------------

Saks
Nieman Marcus
Nordstrom
Dillards
Lord & Taylor
Bloomingdales
Macy's-East
Macy's-West
Dayton Hudson/Marshall Field
Robinson/May
Parisian
Richs
Filenes
Jacobsons, MI
Famous Barr
Kaufmans
Foleys

                                   Exhibit A

                                  ELLEN TRACY

                   MANUFACTURING CODE OF CONDUCT - LICENSEES


     1. No merchandise manufactured by licensees of Ellen Tracy ("Merchandise") or third party manufacturers or sublicensees of such licensees shall be produced through the use of forced or child labor. Forced labor is any work not performed voluntarily but rather under threat of criminal punishment, such as prison labor. Child labor is any work performed by a child under the age permitted by the laws, rules, regulations or other requirements of the county where Merchandise is produced. All of Ellen Tracy's licensees and such licensees' sublicensees, third party manufacturers, suppliers and contractors must comply with all laws applicable to the country in which Merchandise is manufactured.

     2. Facilities used to manufacture Merchandise must be in compliance with all laws, rules, regulations or other requirements regarding worker safety.

     3. Ellen Tracy reserves the right to investigate any potential violation of law and, at its discretion, to suspend, discontinue or terminate its relationship with any licensee for its failure (or the failure of its sublicensees, manufacturers, suppliers and contractors) to comply with any laws applicable to Merchandise produced in such country, whether the United States or any other country. Ellen Tracy also reserves the right to demand that a licensee institute monitoring programs necessary to ensure compliance with applicable laws as a condition to the continuance or resumption, as the case may be of business dealings with that licensee.